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                                                   EXHIBIT 23.4

                CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Wyndham International, Inc. to be filed with the Securities and Exchange Commission on or about June 30, 1999 for the registration of 20,000,000 shares of common stock of Wyndham International, Inc. of our reports (a) dated March 4, 1998 with respect to the Consolidated Financial Statements of SF Hotel Company, L.P.; and (b) dated February 3, 1998 with respect to the Combined Financial Statements of SC Suites Summerfield Partnerships; both of which are included in the Joint Current Report on Form 8-K/A No. 1 of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated June 2, 1998, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP

Wichita, Kansas
June 28, 1999